UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 12, 2008

UDR, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(720) 283-6120

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On November 5, 2008, the board of directors of UDR, Inc. (the "Company") declared a special dividend of $132 million payable to holders of the Company’s common stock. The special dividend will be combined with the regular dividend for the quarter ended December 31, 2008 resulting in an aggregate dividend payment of approximately $176 million. A portion of the aggregate dividend in the amount of $0.33 per share represents payment of the regular dividend for the quarter ended December 31, 2008, and a portion represents an additional dividend payment in the amount of $0.97 per share (based on the number of shares outstanding as of November 1, 2008), $132 million in the aggregate, associated with actual taxable gains and projected taxable income arising from property dispositions in 2008. The special dividend is payable to stockholders of record at the close of business on December 9, 2008, and is expected to be paid on January 29, 2009. Stockholders will have the option to elect to receive payment of the special dividend in cash or in a combination of cash and shares; provided that the Company reserves the right, in its sole discretion, to pay the entire special dividend in cash. Cash will be paid in lieu of fractional shares.

A copy of the press release announcing the special dividend is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Ex. No. - Description
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99.1 - Press Release dated November 12, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, Inc.

November 12, 2008	By:	David L. Messenger

Name: David L. Messenger
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 12, 2008.